Exhibit 5
                     Proskauer Rose Goetz & Mendelsohn, LLP
                                 1585 Broadway
                            New York, New York 10036



                                                June 5, 1995


             Computer Horizons Corp.
             49 Old Bloomfield Avenue
             Mountain Lakes, New Jersey  07046

                       Re;  Registration Statement on From S-2
                            Registration No. 33-59103
                            ----------------------------------

             Ladies and Gentlemen:

                       We have acted as counsel to Computer Horizons Corp.,
             a New York corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of
             1933, as amended (the "Act"), of the above-captioned
             Registration Statement, as amended, and the prospectus included therein (the "Prospectus"), relating to the proposed underwritten public offering of 1,265,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), including the issuance and sale by the Company of up to 1,025,000 shares of Common Stock (the "Firm Shares"), the sale by John J. Cassesse (the "Selling Shareholder") of up to 75,000 shares of Common Stock (the "Selling Shareholder Shares"), and the sale of up to 165,000 shares of Common Stock by the Selling Shareholder and the Company pursuant to an over-allotment option granted to the Underwriters (the "Over-allotment Shares").

                       In so acting, we have examined and relied upon the
             originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

                       Based on the foregoing, we are of the opinion that (a)
             the Firm Shares and the Over-allotment Shares (to the extent issued and sold by the Company) have been duly authorized and, when issued in accordance with the underwriting agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable, and that (b) the Selling Shareholder Shares and the Over-allotment Shares (to the extent sold by the Selling Shareholder) have been duly authorized and validly issued and are fully paid and non-assessable.



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             Computer Horizons Corp.
             June 5, 1995
             Page 2



                       Our opinion expressed above is limited to the
             federal law of the United States of America and the law of the State of New York.

                       We hereby consent to the filing of this opinion as
             an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
             Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                      Very truly yours,

                                      PROSKAUER ROSE GOETZ & MENDELSOHN LLP



                                      By: /s/ Robert A. Cantone, Esq.
                                         -----------------------------------
                                           Robert A. Cantone, Esq.,
                                           a member of the firm